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On March 25, 2013, MetroPCS Communications, Inc. mailed a letter to stockholders in connection with its proposed combination with T-Mobile USA, Inc. The letter describes the significant benefits to MetroPCS' stockholders of the value maximizing proposed combination and corrects inaccurate and misleading statements that have been made regarding the proposed combination.

Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Director - Investor Relations
214-570-4641
investor_relations@metropcs.com

MetroPCS Mails Letter to Stockholders Highlighting Compelling Benefits
of Proposed Combination with T-Mobile USA

Urges Stockholders to Vote 'FOR' Proposed Combination on GREEN Proxy Card

Richardson, TX (March 25, 2013) - MetroPCS Communications, Inc. (NYSE: PCS; "MetroPCS" or the "Company") today mailed a letter to stockholders in connection with its proposed combination with T-Mobile USA, Inc. (“T-Mobile”). The letter describes the significant benefits to MetroPCS' stockholders of the value maximizing proposed combination and corrects inaccurate and misleading statements that have been made regarding the proposed combination.

The full text of the letter follows:

March 25, 2013

Dear Fellow Stockholder:

The MetroPCS Communications, Inc. (“MetroPCS”) Special Meeting of Stockholders to vote on the proposed combination with T-Mobile USA, Inc. (“T-Mobile”) will be held on April 12, 2013. With the meeting fast approaching, we want to reiterate the compelling strategic and financial benefits of the proposed combination to MetroPCS stockholders and urge you to vote FOR the proposed combination on the GREEN proxy card TODAY.

As you cast your vote at the upcoming meeting, please consider these important - and indisputable - facts that support voting FOR the proposed combination:

·	The combined company will be nationwide, will be larger and stronger, and have greater scale and deeper spectrum resources, allowing it to participate in future industry growth and consolidation.

·
MetroPCS stockholders will benefit from the financial strength of the combined company, which S&P has already recognized by issuing a two notch upgrade in credit rating compared to MetroPCS' current standalone S&P rating.

·
MetroPCS stockholders will receive an immediate and significant $1.5 billion aggregate cash payment, or approximately $4.06 per share (prior to the reverse stock split that will occur in connection with the closing of the proposed combination).

·
MetroPCS stockholders' 26% aggregate equity ownership in the combined company is fair and appropriate and falls above or at the upper end of the implied percentage ownership and contribution analyses performed by the MetroPCS board of directors' special committee's financial advisor.

·
The 26% equity ownership interest in the combined company will allow MetroPCS' stockholders to participate in the expected substantial equity upside and future earnings growth of the combined company, and the significant projected synergies of the proposed combination.

·
MetroPCS conducted a thorough and extensive multi-year process to maximize stockholder value, culminating in the proposed combination. The MetroPCS board of directors strongly believes that the economic terms of the proposed combination are extremely compelling for MetroPCS stockholders and that the proposed combination is the best alternative for MetroPCS to maximize stockholder value.

If the proposed combination is not approved, MetroPCS' stockholders will not enjoy its compelling benefits, which could lead to a loss of value for MetroPCS' stockholders.

METROPCS CONDUCTED A THOROUGH AND EXTENSIVE,
MULTI-YEAR PROCESS TO MAXIMIZE STOCKHOLDER VALUE, CULMINATING IN
THE PROPOSED T-MOBILE/METROPCS COMBINATION

The MetroPCS board of directors and special committee, with the assistance of their independent financial and legal advisors, undertook a thorough and extensive, multi-year process to explore all strategic and financial alternatives - including remaining a stand-alone company. The MetroPCS board and the special committee concluded that the economic terms of the proposed combination are extremely compelling for MetroPCS' stockholders and the proposed combination is the best alternative to maximize stockholder value.

·	The MetroPCS board has long recognized that spectrum is key to future success in the wireless industry.

·	To meet growing consumer demand for wireless data, all carriers, including MetroPCS, need additional spectrum.

·	MetroPCS has tried repeatedly, but unsuccessfully, over the last several years to acquire meaningful amounts of additional spectrum.

·	Without additional spectrum, MetroPCS is at a competitive disadvantage against its rivals that have considerably greater spectrum and other resources.

The proposed combination addresses MetroPCS' critical spectrum needs while creating the value leader in the U.S. wireless marketplace. The combined company will be well-positioned to compete effectively against the larger national wireless carriers.

Regarding MetroPCS' extensive and thorough, multi-year process to acquire spectrum, it is important to note that:

·	The MetroPCS board and management began extensively exploring spectrum opportunities in early 2007 both for existing coverage areas and for select new metropolitan areas, and has continued to do so.

·
Only a small amount of Federal government spectrum has been auctioned relative to demand in the market, and there is substantial uncertainty about when and how much additional spectrum may be made available for auction in the future and whether MetroPCS would be successful in any future auctions as a stand-alone company.

·	MetroPCS engaged in discussions with all significant licensees of spectrum but was unsuccessful in securing a meaningful amount of additional spectrum.

·	The MetroPCS board and management carefully weighed the benefits and risks of a combination against remaining a stand-alone company with uncertain opportunities for acquiring additional spectrum.

Regarding MetroPCS' process to maximize stockholder value, stockholders should remember that:

·	MetroPCS' board and management have extensive experience in the wireless telecommunications industry and in M&A transactions.

·
As detailed in the background section of MetroPCS' amended definitive proxy, the MetroPCS board engaged in spectrum and other strategic discussions with numerous other wireless companies, including all the major wireless carriers, over a number of years prior to entering into the proposed combination agreement. Only negotiations with Deutsche Telekom (“DT”) resulted in an executed combination agreement.

·	The MetroPCS board determined the agreement with DT was the best alternative for MetroPCS to maximize stockholder value.

·
In line with market practice, the agreement with DT allows the MetroPCS board to consider other offers in accordance with its fiduciary duties - however, no other bidders have emerged in the five months since the proposed combination was announced.

METROPCS IS STRONGER WITH T-MOBILE THAN AS A STAND-ALONE COMPANY

By joining forces with T-Mobile, MetroPCS will gain important competitive advantages. Through their significant equity interest in the combined company, MetroPCS' stockholders are expected to benefit meaningfully from the combined company's:

·
Value Leadership: The combined company will be well-positioned and have a significant presence in the industry's fast-growing prepaid (i.e., no annual contract) services space - and offer an outstanding customer experience with great customer value and choice.

·
Increased Size and Scale: The combined company will be well-positioned to compete effectively against the larger national carriers due to its significant spectrum holdings, broader nationwide network coverage and greater network capacity, which will allow the combined company to expand the MetroPCS brand into new metro areas and give customers access to a wider selection of devices, including Apple products.

·	Significant Synergies: The combined company will benefit from projected cost synergies of
$6-7 billion net present value (“NPV”)1 and annual run-rate cost synergies projected at $1.2-1.5 billion after an integration period.

·
Strong Financial Position: The combined company will have attractive growth prospects and the financial flexibility and direct capital markets access to compete effectively. The combined company will also have a sustainable capital structure and credit profile as evidenced by the combined company's S&P BB credit rating, which is two notches better than MetroPCS stand-alone and many peers.

We found a strong partner in T-Mobile and look forward to what we can create as a combined company.

Here are just a few of the things T-Mobile has accomplished recently to become a stronger competitor:

·
In December 2011, T-Mobile acquired 7 MHz (average across Top 100 major metro areas) of AWS spectrum from AT&T and subsequently launched a $4 billion Network Modernization Plan in February 2012, which is paving the way for LTE service in 2013.

·	In 2012, T-Mobile announced spectrum swaps and acquisitions with Verizon and Leap Wireless, which enable a more efficient network and deeper LTE rollout.

·	Finally, in December 2012, at the Deutsche Telekom Capital Markets Day, T-Mobile announced an agreement with Apple to bring products to market together in the U.S. in 2013.

ARGUMENTS AGAINST THE PROPOSED COMBINATION ARE
HIGHLY SELECTIVE, INACCURATE AND NOT CREDIBLE

Over the past several weeks, a dissident stockholder, P. Schoenfeld Asset Management LP (“PSAM”), has repeatedly painted a grossly inaccurate picture of the proposed combination, including the report they issued on March 18, 2013. Do not allow the embellishments of this dissident stockholder pursuing its own agenda to distract you from the important and compelling facts of this proposed combination.

FACT: Combined company leverage is appropriate and in-line with peers and MetroPCS' historical average.

·
The combined company's last 12 months (“LTM”) leverage is in-line with peers and MetroPCS, and its S&P credit rating of BB is higher than ratings of MetroPCS and many peers, as shown in the table below:

Comparison of NewCo Peers - Leverage and Credit Rating[2] Based on LTM EBITDA
	Leap	PF Sprint[3]	NewCo	MetroPCS	T-Mobile[4]
Gross Leverage	5.5x	5.5x	3.6x	3.1x	3.6x
Net Leverage	4.4x	3.0x	3.4x	2.4x5	3.6x
S&P Rating	B-	B+	BB	B+	NA

·	The combined company is expected to de-lever organically after 2013 as a result of cost savings initiatives, significantly lower capital expenditures and post-integration synergies.

·	The combined company's agreement with Apple is projected to be accretive to operating free cash flow and EBITDA beginning in 2014.

·
Investor comfort with the combined company's capital structure and credit profile is underscored by strong support for the combined company's March 2013 senior notes offering as well as the December 2012 consent solicitation on MetroPCS' existing senior notes.

·	Appropriate leverage, such as is present here, allows stockholders to benefit exponentially from increases in company value.

FACT: The terms of the debt with DT are market-based and favorable for the combined company.

·	Market demand does not exist for the size of the required $21 billion debt commitment from DT - at signing or today.

·
The pricing mechanism for the DT debt is designed to reflect market conditions when the notes are priced, based on comparable bonds and high-yield indices, including MetroPCS' own high yield debt - and it works.

·	The 7.7% weighted average interest rate cited in PSAM's report is based on mistaken assumptions and a misunderstanding of the year-end pro-forma financials disclosed in the amended definitive proxy.

o
Since the end of the year, rates in the market have improved, which has resulted in the current blended rate of the DT debt dropping to approximately 7.2% as of March 22, 2013. The estimated spread between the 8- and 10-year DT notes and the 6.25% and 6.625% MetroPCS Notes is 60bps and 47bps, respectively. In light of the overall size of the DT notes financing and the low fees payable to DT, this spread is very reasonable.

·
DT Debt avoids significant financing and underwriting fees for the combined company and its shareholders equating to a $1.3 billion saving[6] or ~$0.90 per combined company share,[7] compared to a third party financing if it were available.

·	PSAM misconstrues trading yield rather than the coupon as the appropriate benchmark. The appropriate comparison to market is where the debt priced, not where the debt trades.

·
DT's financing provides the combined company with significant breathing room through a long-lasting capital structure with no maturities before 2018, which allows the combined company to focus on the business and on realizing synergies from the combination immediately post-closing without having to refinance significant debt. By then, the combined company is expected to have de-levered significantly.

o	With bridge financing, the need to secure permanent financing would have been a significant distraction and risk for the combined company and its stockholders.

·	The call protection of the DT notes is market standard and appropriate. Without this call protection, rates would have been significantly higher. The make-whole provisions also are market standard.

·
The call protection and make-whole provisions do not deter a future M&A transaction (and therefore are not a “poison pill,” as claimed in the PSAM report) because any redemption in connection with a change in control would only be at 101% of par, which is market.

FACT: A less favorable ownership stake of between 17%8 -24%9 would result after appropriate adjustments for $1.5 billion MetroPCS cash reserved for spectrum and $1.5 billion cash payment as disclosed in the MetroPCS amended definitive proxy statement.

·	MetroPCS' combination with T-Mobile results in significantly more value to MetroPCS' stockholders vs. MetroPCS on a stand-alone basis, as demonstrated in the table below:

Multiples Analysis Pro-forma Total Value to MetroPCS' Stockholders Based on 26% Ownership Split[10]
	NewCo	MetroPCS
	Proxy Calculation[11]	Stand-Alone Calculation
Firm Value/EBITDA[12]	5.0x	5.0x
2013E Pro Forma EBITDA	$ 6,491[10]	$ 1,359[12]
Pro Forma Firm Value	$32,455	$6,795
Less: Net Debt	(21,500)	(2,147)[13]
Less: Cash reserved for Spectrum	—	(1,500)
Pro Forma Equity Value	$10,955	$3,148
MetroPCS Implied Equity Value (26%)	$2,848	$3,148
Implied Share Price	$7.70	$8.51
Plus: Cash Payment per Share to MetroPCS Stockholders	$4.06	—
Total Value to MetroPCS' Stockholders	$11.76	$8.51
Premium/(Discount) to MetroPCS Stand-alone Value[14]	38%	—
Plus: NPV of Synergies per Share[15]	$4.71	—
Total Value to MetroPCS' Stockholders Including Synergies	$16.47	$8.51*
Premium/(Discount) to MetroPCS Stand-alone Value[14]	93%	—
*(19%) discount to current MetroPCS share price16

·
As outlined in the above chart, the cash reserved for spectrum outlays should be reflected as a reduction of cash for valuation purposes because MetroPCS' projections used for valuation can only be achieved if these funds are spent for additional spectrum. Therefore, the stand-alone MetroPCS value per share (after deducting $1.5 billion in cash reserved for the acquisition of spectrum) represents an approximately 19% decline vs. the current MetroPCS share price.[16]

·
If T-Mobile were contributed with $4 billion lower debt (i.e. $4 billion higher equity), per PSAM's latest presentation, then the resulting ownership splits would need to be adjusted to reduce MetroPCS' ownership from 26% to 12%[8] - 15%[9].

o	Given T-Mobile's much higher asset value, DT could only facilitate MetroPCS' stockholders' 26% stake by contributing T-Mobile with sufficient leverage to create the intended ownership split.

·	The 26% stake will allow MetroPCS' stockholders to participate meaningfully in the expected substantial upside of the combined company resulting from the significant projected synergies.

FACT: The 26% equity ownership interest of MetroPCS' stockholders is appropriate.

·
The 26% equity ownership interest of MetroPCS' stockholders is at the upper end - or above - the implied percentage ownership and contribution analyses performed by the special committee's independent financial advisor.

·	The discounted cash flow and multiples analyses demonstrate that the 26% equity ownership interest results in substantial upside over a stand-alone valuation of MetroPCS.

·
The adjustments to T-Mobile's forecasts for 2013 EBITDA appropriately reflect MetroPCS management's views on T-Mobile's forecasts and the reasons for the adjustments are detailed in the amended definitive proxy statement.

FACT: The proposed synergies were presented in detail and are realistic.

·
Significant detail has been provided in various public presentations (e.g. T-Mobile CTO Neville Ray's presentation: October 8, 2012) and the amended definitive proxy to support the cost synergies projections:

o	Major drivers and reasons behind synergies, including cost reductions related to tower, backhaul and roaming expenses, customer migration to more cost-efficient HSPA+, and capex savings.

o	Customer migration process completed by the end of 2015.

o	Improved spectrum depth in major metropolitan areas.

o	Overview of migration plan, using Dallas region as a case study.

o	Details of the synergy forecast provided on pages 100 and 119 of the amended definitive proxy.

o	NPV calculation inputs - 9% discount rate, 38% tax rate.

FACT: MetroPCS' performance in 2nd and 3rd quarters of 2012 did not necessitate a change in equity ownership.

·	MetroPCS' year-end EBITDA results reflect less subscriber acquisition costs from fewer gross adds:

o
MetroPCS' EBITDA outperformance against its 2012 forecast in the amended definitive proxy was a result of MetroPCS' planned focus on EBITDA rather than growth during the initial phases of “4G LTE for All.”

·	Subscriber adds are an important component of future value of a wireless company.

FACT: The MetroPCS stock price has increased significantly from its unaffected trading in mid-2012.

·
The average MetroPCS stock price from the time of the alternative offer (February 27, 2012) through the unaffected stock price date prior to the announcement of the T-Mobile deal (October 1, 2012) was $8.29, 21% below the current price as of March 22, 2013.

FACT: Appropriate corporate governance is in place to mitigate conflicts of interest.

·	Board approval of any transaction with DT must include a majority of the independent directors.

·
While the board of the combined company cannot yet officially approve the chairs of the nominating, compensation, and audit committees, DT has indicated that it fully intends for these chairs to be independent. DT has also indicated that it supports the appointment of a lead independent director.

·
Currently 5 of 11 directors of the combined company are completely independent, more than is required by the New York Stock Exchange, more than is required pursuant to MetroPCS' agreement with DT and proportionally more than the non-DT ownership of the combined company.

As the above analysis demonstrates, the proposed combination offers compelling benefits to MetroPCS' stockholders. It offers immediate and significant value for your investment in MetroPCS as well as the opportunity to participate in the expected upside potential of the combined company. Simply put, a combination with T-Mobile represents more certain and more significant value than MetroPCS could create as a stand-alone company. As a result, the MetroPCS board unanimously recommends you vote your shares FOR all proposals relating to the proposed combination with T-Mobile by returning your GREEN proxy card with a “FOR” vote for all proposals.

Because some of the proposals required to close the proposed combination require at least an affirmative vote of a majority of all outstanding shares, the votes of all of MetroPCS' stockholders are important. The failure to vote or an abstention will have the same effect as a vote against the proposed combination. If you vote against the proposed combination, there can be no assurance that MetroPCS will be able to deliver the same or better stockholder value.

The Company urges you to discard any white proxy cards, which were sent by a dissident stockholder. If you previously submitted a white proxy card, the Company urges you to vote as instructed on the GREEN proxy card, which will revoke any earlier dated proxy card that was submitted, including any white proxy card.

If you have questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or call collect at (212) 929-5500.

On behalf of your board of directors, we thank you for your continued support.

Sincerely,

/s/ Roger D. Linquist
Roger D. Linquist
Chairman of the Board and Chief Executive Officer

If you have any questions, require assistance in voting your shares, or need additional copies of MetroPCS's proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) an amended definitive proxy statement. Security holders are urged to read carefully the amended definitive proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents are, and when filed will be, available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the amended definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the amended definitive proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. These forward-looking statements include, among others, statements about the benefits of the proposed combination, the prospects, value and value creation capability of the combined company, positive valuation and valuation modeling, compelling terms and nature of the proposed combination, future expansion of the MetroPCS brand into new areas, benefits to MetroPCS customers, value of the proposed combination to MetroPCS stockholders, future MetroPCS stock prices, expected growth in the no contract space, customer perceptions of the combined company's service, projected cost synergies and the combined company's ability to achieve them, forecasts of combined company revenues, EBITDA, and FCF, projected 5-year CAGRs, forecast, projections and success of strategic plans of MetroPCS and impact on business and stock price. ability of the combined company to compete, MetroPCS' ability to acquire spectrum, the combined company's leverage ratios and its ability to de-leverage organically, T-Mobile's spectrum position, the combined company's spectrum position, the combined company's competitive position, impact of the proposed combination on the benefits of the LTE network, MetroPCS' projected upgrade rate, projected financing costs, ability of the combined company to deleverage over time, ability of obtaining financing in the market, ability to secure acceptable rates and terms in the market, if at all, nature and extent of acceptable and marketable financing terms, the success of the combined company, its operating structure or future governance and compliance, and other statements regarding the combined company's strategies, prospects, projected results, plans, or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.

1.	Net present value calculated with 9% discount rate and 38% tax rate. Synergies are preliminary projections and subject to change.
2.	Based on latest reported financials; NewCo numbers represent the sum of T-Mobile and MetroPCS.
3.	Based on Sprint (PF Clearwire), US Cellular and Softbank transactions.
4.	Based on target net debt of $17.5 billion ($15 billion DT notes and $2.5 billion tower financing obligation as of 12/31/12).
5.	Includes $1.5 billion in cash reserved for the acquisition of spectrum.
6.	Based on indicative terms at the time of announcement.
7.	Based on 1.4 billion combined company shares.
8.	EBITDA is based on unadjusted T-Mobile management's forecast of combined company EBITDA for 2013, which forecasts are set forth in the MetroPCS amended definitive proxy statement.
9.	EBITDA is based on MetroPCS management's forecast of combined company EBITDA for 2013, which forecasts are set forth in the MetroPCS amended definitive proxy statement.
10.
This table should be read in conjunction with the presentation filed by MetroPCS with the SEC on Schedule 14A on March 18, 2013, which provides additional detail regarding the information set forth in this table.

11.	Based on MetroPCS management projections as disclosed in the MetroPCS amended definitive proxy statement; NewCo net debt based on management guidance.
12.
The premium is calculated based on EBITDA multiples used by P. Schoenfeld Asset Management LP (PSAM) and Paulson & Co. Inc. (Paulson) applied to MetroPCS management forecasted combined company EBITDA for 2013, which forecasts are set forth in the MetroPCS amended definitive proxy statement. The stock price is the closing price on the NYSE of $10.54 on March 22, 2013.

13.	Based on latest reported financials as of 12/31/12.
14.	Based on MetroPCS standalone value per share of $8.51.
15.	26% of projected $6-7 billion NPV2 of synergies as disclosed in the MetroPCS amended definitive proxy statement.
16.	As of NYSE market close on March 22, 2013.